EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
To Air Products and Chemicals, Inc.:
We consent to the use of our reports dated 27 November 2007, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2007 and 2006, and the related consolidated income statements and consolidated statements of shareholders’ equity and of cash flows for each of the years in the three-year period ended 30 September 2007, the related financial statement schedule and the effectiveness of internal control over financial reporting as of 30 September 2007, incorporated herein by reference.
Our reports with respect to the consolidated financial statements and the related financial statement schedule refer to the Company’s adoption of Statement of Financial Accounting Standards (SFAS) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of 30 September 2007, Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations,” effective 30 September 2006, and SFAS No. 123 (R), “Share-Based Payment,” and related interpretations on 1 October 2005.
/s/ KPMG LLP
Philadelphia, Pennsylvania
20 March 2008

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